Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Randall Weisenburger 212-415-3393

Omnicom Reports First Quarter 2006 Results

NEW YORK, APRIL 25, 2006 – Omnicom Group Inc. (NYSE-OMC) today announced that net income for the first quarter of 2006 increased 10% to $165.7 million from $150.5 million in the first quarter of 2005. Diluted earnings per share in the first quarter of 2006 increased 13% to $0.93 per share from $0.82 per share in the first quarter of 2005.

Worldwide revenue increased 7% to $2,562.9 million from $2,403.0 million in the first quarter of 2005. Domestic revenue for the first quarter of 2006 increased 9% to $1,433.0 million compared to $1,312.1 million in the first quarter of 2005. International revenue increased 4% to $1,129.9 million compared to $1,090.9 million in the first quarter of 2005.

Omnicom Group Inc. (NYSE-OMC) (www.omnicomgroup.com) is a leading global marketing and corporate communications company. Omnicom's branded networks and numerous specialty firms provide advertising, strategic media planning and buying, direct and promotional marketing, public relations and other specialty communications services to over 5,000 clients in more than 100 countries.

For a live webcast and/or a replay of our first quarter earnings conference call, go to www.omnicomgroup.com/InvestorRelations.

Omnicom Group Inc.

(Unaudited)
(In Millions of Dollars, Except Per Share Data)

Three Months Ended March 31,	2006(1)	2005
Revenue	$ 2,562.9	$ 2,403.0
Operating expenses	2,278.5	2,145.7

Operating profit	284.4	257.3
Net interest expense	15.1	12.1

Income before income taxes	269.3	245.2
Income taxes	90.9	86.1

Income after income taxes	178.4	159.1

Equity in earnings of affiliates	4.9	5.2
Minority interests	(17.6)	(13.8)

Net income	$ 165.7	$ 150.5

Net income per common share
Basic	$ 0.94	$ 0.82
Diluted	$ 0.93	$ 0.82

Weighted average shares (in millions)
Basic	176.7	182.6
Diluted	177.8	183.8

Dividend declared per share	$ 0.250	$ 0.225

(1)	Included in operating profit and net income for the quarter ended March 31, 2006 is a benefit of $3.6 million and $2.0 million, respectively, resulting from the cumulative effect of the adoption of SFAS 123(R) and the requirement to provide an estimate for forfeitures on all unvested stock-based compensation awards, as of January 1, 2006.